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                     November 3, 2022

       Lainie Minnick
       Chief Financial Officer
       Ares Real Estate Income Trust Inc.
       One Tabor Center
       1200 Seventeenth Street, Suite 2900
       Denver, CO 80202

                                                        Re: Ares Real Estate
Income Trust Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 14,
2022
                                                            File No. 000-52596

       Dear Lainie Minnick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Christopher Stambaugh